FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] Check this box if no longer subject      _________________________________
    to Section 16. Form 4 or Form 5          | OMB Number:         3235-0287 |
    obligations may continue.  See           | Expires:    December 31, 2001 |
    Instruction 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Digital Creative Development Corporation**
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   (Last)            (First)            (Middle)

   67 Irving Place North, 4th Floor
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                     (Street)

   New York          New York          10003
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


   Laser-Pacific Media Corporation (NASDAQ: LPAC)
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


   13-4102909
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4. Statement for Month/Year


   12/00
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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [X] 10% Owner**
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

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

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Stock,
par value $.0001         12/13/00      P               13,500    D        $1.4575      1,014,100         D
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Common Stock,
par value $.0001         12/14/00      P              163,000    D        $1.4218      1,014,100         D
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Common Stock,
par value $.0001         12/14/00      S              143,800    D        $1.39        1,014,100         D
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** Joint filing - See Exhibit 1.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (over)
* If the form is filed by more than one person, see Instruction 4(b)(v).                                          SEC 1474 (7-96)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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

Explanation of Responses: See Exhibit 1 for identification of joint filers.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



DIGITAL CREATIVE DEVELOPMENT CORPORATION


By: Ralph J. Sorrentino                           January 10, 2001
   ----------------------------------------     --------------------
      ** Signature of Reporting Person                  Date


    Bruce Galloway
   ----------------------------------------
    Bruce Galloway


    Ralph J. Sorrentino
   ----------------------------------------
    Ralph J. Sorrentino


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                              Exhibit 1 to Form 4


                                                    Amount of
                                                    Securities
                                                   Beneficially       Ownership
Other Reporting Persons                               Owned              Form
-----------------------                            ------------       ---------

Bruce Galloway
(for and on behalf of accounts over which
he has control)
1325 Avenue of the Americas, 26th Floor
New York, New York 10019                              178,600              D

Ralph J. Sorrentino
67 Irving Place North, 4th Floor
New York, New York 10003                               20,300              D


The aggregate amount of securities beneficially owned by the three Reporting Persons is 1,014,100. Each Reporting Person disclaims any beneficial ownership of the shares reported by the other Reporting Persons.

Name of Designated Filer: Digital Creative Development Corporation